CONSULTING AGREEMENT - AGREEMENT # VR04296

     This is an Agreement between MEDICONSULT.COM LTD. (you), an independent consultant and IBM Canada Ltd (IBM).

1.  DEFINITIONS OF SERVICES AND DELIVERABLES

     You shall provide Services to IBM as follows: Provide advise and counsel to IBM regarding scope of services outlined in Schedule A'. Your Services may involve IBM's Related Companies. "Related Companies", as to IBM, shall mean International Business Machines Corporation (New York, U.S.A.) and any entity other than IBM:

     a.   a majority of those voting shares or securities are; or

     b. which does not have voting shares or securities, but a majority of the ownership interest representing the right to make decisions for each entity is;

now or hereafter, owned or controlled, directly or indirectly, by International
Business Machines Corporation, but such entity shall be deemed to be a Related Company only so long as such ownership or control exists.

2.   TERM OF SERVICE AND COMPENSATION

     Your Services shall begin on February 10, 1997 and shall be completed by April 31, 1997. As per Schedule A', IBM shall pay you a fee documented in Schedule B' of this agreement for your Services, payable net 30 days of receipt of invoice.

     If, for any reason beyond your control, including termination, death, or inability to perform, you do not complete your Services, IBM shall pay you a pro rata share of the fee measured by days of service.

     In addition, IBM shall reimburse you for your reasonable and actual travel and living expenses authorized in advance by IBM, for which you shall submit monthly invoices to IBM with evidence of such expenses. Reimbursement will be in amounts consistent with those paid by IBM to its employees.

3.   CONFIDENTIAL INFORMATION

     a.   "Confidential Information" shall mean that information:

          1) disclosed to or obtained by you in connection with, and during the term of, this Agreement, and

          2) which relates to IBM's or RELATED COMPANIES' past, present or future research, development or business activities.

It shall also mean all items prepared for or submitted to IBM in connection with
Services performed under this Agreement, including drafts and associated materials. The term "Confidential Information" shall not mean any information which is previously known to you without obligation of confidence, or, without breach of this Agreement, is publicly disclosed either prior or subsequent to your receipt of such information or is rightfully received by you from a third party without obligation or confidence.

     b. For a period of 3 years from the date of disclosure, you agree to hold all such Confidential Information in trust and confidence for IBM and not to use such Confidential Information other than for the benefit of IBM. Except as may be authorized by IBM in writing, for such period of time, you agree not
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to disclose any such Confidential Information, by publication or otherwise, to any person other than those persons whose services you require who have a need to know such Confidential Information for purposes of carrying out the terms of this Agreement, and who agree in writing to be bound by, and comply with the provisions of this Section 3.

     c. Upon termination or expiration of this Agreement, you will return to IBM all written or descriptive matter, including but not limited to drawings, blueprints, descriptions or other papers, documents, tapes, or any other media which contain any such Confidential Information. In the event of a loss of any item containing such Confidential Information, you shall promptly notify IBM in writing.

     d. In providing services under this Agreement, you understand that IBM does not wish to receive from you any information which may be considered confidential and/or proprietary to you and/or to any third party. You represent and warrant that any information disclosed by you to IBM is not confidential and/or proprietary to you and/or to any third party.

4.   RIGHTS IN DATA

     a. All of the items prepared for or submitted to IBM by you under this Agreement shall belong exclusively to IBM. You hereby assign to IBM the ownership of copyright in the aforesaid items and IBM shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available in the aforesaid items. You agree to give IBM or its designees all assistance reasonable required to perfect such rights.

     b. To the extent that any pre-existing materials are contained in the items, you grant to IBM an irrevocable, non-exclusive, worldwide, royalty-free license to (1) use, execute, reproduce, display, perform, distribute (internally or externally) copies of, and prepare derivative works based upon such pre-existing materials and derivative works thereof, and (2) authorize others to donate any, some or all of the foregoing.

     c. No license or right is granted to you either expressly or by implication, estoppel or otherwise to publish, reproduce, prepare derivative works based upon, distribute copies of, publicly display, or perform, any such items, except pre-existing materials of yours, either during or after the term of this Agreement.

5.   INVENTIONS

     a. "Invention" shall mean any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable, made solely or jointly by you, and/or your employees, or jointly by you and/or your employees with one or more employees of IBM and/or RELATED COMPANIES during the term of this Agreement and in the performance of services hereunder, provided that either the conception or reduction to practice occurs during the term of this Agreement and in the performance of services hereunder. You shall promptly make a complete written disclosure to IBM of each Invention, specifically pointing out the features or concepts which you believe to be new or different.

6.   INVENTION RIGHTS

     a. You hereby assign to IBM, its successors and assigns, any said Invention together with the right to seek protection by obtaining patent rights therefor and to claim all rights of priority thereunder, and the same shall become and remain IBM's property whether or not such protection is sought.
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     b.   You shall, upon IBM's request and at IBM's expense, cause patent applications to be filed thereon, through solicitors designated by IBM, and forthwith assign all such applications to IBM, its successors and assigns. You shall give IBM and its solicitors all reasonable assistance in connection with the preparation and prosecution of any such patent applications and shall cause to be executed all such assignments and other instruments and documents as IBM may consider necessary or appropriate to carry out the intent of this Section.

     c. To the extent that IBM has the right to do so, IBM hereby grants to you an irrevocable, nonexclusive, nontransferable and fully paid-up license in Canada under any said Inventions assigned to IBM pursuant to this Section hereof, and under any patents in Canada issuing thereon including reissues, extensions, divisions and continuations thereof provided, however, that such license is not applicable to any Inventions, industrial design applications or registrations relating to appearance design.

     d. Nothing contained in this Agreement shall be deemed to grant either directly or indirectly or by implication, estoppel, or otherwise, any license under any patents or patent applications arising out of any other inventions of either party.

7.   GENERAL PROVISIONS

     a. You warrant that you are and will remain free of any obligations and restrictions that would interfere or be inconsistent with your satisfying your obligations under this Agreement.

     b. You shall do whatever is necessary to enable IBM to comply, and you shall yourself comply, with all applicable laws.

     c. You may not assign or subcontract part or all of your Services without IBM's prior written approval.

     d. You shall have an appropriate written agreement with your employees and others whose services you use hereunder that will enable you to comply with this Agreement.

     e. IBM may terminate this Agreement or your Services at any time upon ten (10) days written notice.

     f. You shall be solely responsible for complying with all tax and employee protection laws.

     g. This Agreement is our only agreement and supersedes all other agreements relating to your Services. It may be amended only in writing.

     h. You may not use any trademark or trade name of IBM or its Related Companies or refer to this Agreement or your Services in connection with any product, promotion, or publication, without IBM's prior written approval.

     i. This Agreement shall be governed by the laws of the Province of Ontario.

     j. The rights and obligations of Sections 3, 4, 5 and 6, and paragraphs 8.h, 8.i shall survive and continue after any expiration or termination of this
Agreement and shall bind you and your legal representatives, successors, heirs and assigns until such rights and obligations expire in accordance with their terms.
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     k.   Both parties consent to the valid execution of this Agreement via facsimile.

If you agree with the above provisions, please sign, date and return to us the enclosed copy of this Agreement.

                                      Very truly yours,

                                      IBM Canada Ltd.


                                      By:    /s/ Scott Hardy
                                             Scott Hardy
                                      Date:  March 3, 1997

AGREED TO:

MEDICONSULT.COM LTD.


By:    /s/ Robert Jennings
       Robert Jennings
Date:  February 28, 1997
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SCHEDULE  A'

SCOPE OF SERVICES

PART 1 - NET COMMERCE PROJECT PARTICIPATION: DEVELOPING A RETAIL SOLUTION FOR THE GENERAL BUSINESS MARKETPLACE

Mediconsult.com will assist IBM in developing a complete solution for the General Business marketplace as follows:

OUTLINE A COMPETITIVE WHOLE PRODUCT OFFERING

- Identify Competitive Solutions for the General Business market place.

- Provide an overview of competitive Whole Product solutions including components and pricing for "whole product" solutions on the market.

- Outline the components of a competitive "Whole Product" - Hardware,
Operating
Systems, Application Software, Services, and business relationships.

TOOLS FOR NEEDS ANALYSIS AND PROPOSAL WRITING

- Develop a template for identifying needs and requirements including skills, team members, resources required by generic customers. In this step we will help identify specific resource requirements including, web site creation and design, web promotion and traffic creation, Internet service providers, partnering strategies, remote maintenance and support, and content development;

- Provide a marketing considerations checklist to assist customers in developing a comprehensive and effective marketing plan for their Internet based retail operations. Included in this will be a list of critical success factors and suggestions on bow to get started with low risk;

- Work with IBM and its Business Partners to develop an implementation plan and timetable, including a delivery and fulfillment of various components;

- Provide a sample proposal document that can be used by IBM and Business Partners in developing proposals for "Whole Product" solutions.

PARTICIPATE IN THE DEVELOPMENT OF A WORKING WHOLE PRODUCT SOLUTION

- Provide feedback on the structure of the IBM/Business Partner deal, services performed, resources and partners required, and an evaluation of the cost competitiveness of the final solution.

- Identify the scope of effort required to integrate the Net.commerce solution with existing payment systems, visitor databases, and other backend systems. Specifically detail the relationship, requirements and interface with banking and payment clearing organizations.

- Outline the process required to connect to our Internet service provider and identify and issues that IBM or its business partners should address.

- Assist Jeff Pinto or the designated IBM Project Manager in documenting the overall process and project as well as provide feedback where required. Mediconsult.com will be responsible for providing direction as to content and scope.
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- Participate as a test site in the development of the first "complete solution"
using this approach. During this participation we agree to work on a normal commercial basis, however, we:

     - recognize there will be potential delays in the implementation plan and we are willing to accommodate reasonable revisions to scheduled dates. Although we had originally targeted an implementation date of January 31st, we agree to a delayed implementation date with a revision in production date of no later than April 7th, 1997;

     - understand that the IBM Net Commerce solution is not fully ready for market and we will be prepared to work with temporary solutions while the overall solution is being developed;

     - understand that if there are significant changes (other than changes in requirements by Mediconsult.com) to the design or solution that require rework by Mediconsult.com, additional business partner or other services, IBM will be responsible for these costs. This specifically excludes costs related to changes in requirements by Mediconsult.com. This is solely to protect Mediconsult.com from changes in IBM's direction, product or business partner strategy that cause redundant expense or costs by Mediconsult.com; and,

     - will assign a project manager (Lewis Goldman) to work with IBM and its business partners during the implementation of this solution.

PROMOTE THE IBM NET.COMMERCE SOLUTION AND THE MEDICONSULT.COM STORE

- Act as a positive reference site for the IBM Net Commerce solution at the successful launch of the store. In addition, we both agree to participate in a public relations campaign to promote this solution and reference site. Both parties will provide reasonable time and effort for this promotional effort;

- Participate in IBM promotional efforts as appropriate. This may include promotional advertising, business partner meetings, trade shows, etc. IBM will be responsible for any travel and out of pocket costs, unless otherwise agreed.

PART 2 - INTERNET MARKETING METHODOLOGY

The Methodology is designed to define the appropriate Internet Marketing strategy for a company. Mediconsult.com will provide two licensees for the marketing methodology. The first one is a one year license to IBM Canada to use the existing health care industry version. The second is a five year license to a generic version. As experience is gained with specific industries, however, tailored versions can be developed by IBM. IBM is free to modify or customize the actual materials to suit specific needs and to use the resulting methodology beyond the five year period.

Mediconsult.com will conduct a 2-3 hour training session on this methodology, which IBM is welcome to videotape and use in ongoing education sessions. Mediconsult.com also agrees to provide IBM or their customers methodology training on a per diem basis or through scheduled or customized seminars.

METHODOLOGY OVERVIEW

Five Step Plan:

Step 1. Setting Objectives: This step lays the groundwork for IBM's specific Internet initiatives. Mediconsult.com will develop four input statements, based on IBM's:
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     a)   Business Objectives
     b)   Product Life Cycle and Characteristics
     c)   Competitive Positioning
     d)   "Customer" Segments & Buyer Behavior

Step 2. Developing Go-To-Market (GTM) Plan: Design an effective GTM strategy for
IBM product or products that utilizes the right resources at the place, time and cost. A customer goes though a number of steps in his/her buying decision:
Awareness, Education, Action and Support. The GTM strategy will leverage IBM's internal and external resources to draw the "customer" to desired conclusions. The formulation of the strategy will ensure that the power of the Internet is fully utilized in concert with IBM's other resources.

Step 3. Defining Your Internet Marketing Tools: Selecting the best mix of Internet and marketing tools to achieve IBM's objectives as defined in Step 1. The Internet gives you unique and cost-effective ways of communicating with customers that traditional media and resources have not offered. Mediconsult. com will explore five categories of Internet tools and select those that are best suited to your GTM plan and that work best with other internal and external resources you are leveraging.

Step 4. Creating your Presence: To communicate with customers, you need to be where the customer wants to buy. Mediconsult.com determines where the developed resources should reside on the Internet, to ensure that IBM has an effective presence. Mediconsult.com will describe the characteristics and audiences of the four main options available to execute IBM's GTM plan on the Internet.

Step 5. Measuring the Results: A well-defined way to measure results is critical to IBM's plan for two reasons: First, these measurements will identify necessary changes to IBM's GTM plan as it is executed. Second, this Internet/marketing methodology is an iterative process, and measured results will be important inputs to the next product planning cycle. Measurement tools will be discussed and appropriate measurements will be applied to the GTM plan.

METHODOLOGY MATERIALS

ln addition to the licenses outline above, Mediconsult.com will make the following materials in electronic format available to IBM:

     - Presentation charts covering the methodology (MS-PowerPoint)
     - Case Study document used during workshops (MS-Word)
     - Workshop PreWork Assignment document (MS-Word)
     - Workshop Preparation and Overview document (MS-Word)
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SCHEDULE  B'

COSTING STRUCTURE

PART 1: NET COMMERCE PROJECT PARTICIPATION

- Outline a Competitive Whole Product offering ($1,800 per diem, 3 days)

- Tools for Needs Analysis and Proposal Writing ($1,800 per diem, 7 days)

- Participate in the Development of a Working Whole Product Solution ($1,800 per diem, 18 days)

- Promotion of the IBM Net Commerce Solution (no charge)

PART 2: INTERNET MARKETING METHODOLOGY

- the fees for this section is $20,000 in total. This fee is based on an amortized development cost and includes materials, the two licenses and a one time training session.
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